Identive Agrees to Acquire Outstanding Shares of idOnDemand

SANTA ANA, Calif. and ISMANING, Germany, December 28, 2011 – Identive Group, Inc. (NASDAQ: INVE; Frankfurt: INV), a provider of products, services and solutions for the identification, security and RFID industries, today announced it entered into an agreement on December 22, 2011 among Identive, ActivIdentity Corporation and idOnDemand, Inc. to acquire the remaining outstanding shares of idOnDemand, Inc. held by ActivIdentity for a sum of $500,000. The agreement contains customary provisions and certain releases. Upon consummation of the share purchase, idOnDemand will be a wholly-owned subsidiary of Identive.

“As we expand our R&D investment in SaaS and gear up to launch our cloud-based secure NFC platform, we view full ownership of idOnDemand to be strategically important and we are pleased to have been able to reach this agreement,” stated Ayman S. Ashour, Chairman and CEO of Identive.

As previously announced, Identive acquired more than 95 percent of the shares of stock of idOnDemand, Inc. on May 2, 1011. Based in California, idOnDemand is a pioneer of the Software as a Service (SaaS) business model, delivering a managed identity service that allows organizations to use a single, globally trusted credential for secure access to buildings, computers, mobile devices and corporate information stored in the cloud.

About Identive Group

Identive Group, Inc. (NASDAQ: INVE; Frankfurt: INV) is focused on building the world’s signature company in Secure ID. The company’s products, software, systems and services address the markets for identity management, physical and logical access control, NFC and a host of RFID-enabled applications for customers in the government, enterprise, consumer, education, healthcare and transportation sectors. Identive’s mission is to build a lasting business of scale and technology based on a combination of strong technology-driven organic growth and disciplined acquisitive expansion. For additional info visit: www.identive-group.com.

Contacts:
Darby Dye	Lennart Streibel
+1 949 553-4251	+49 89 9595 5195
ddye@identive-group.com	lstreibel@identive-group.com

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